Exhibit 99.1

Certara

June 28, 2010

To the Board of Directors of Symyx Technologies, Inc.

Gentlemen,

Symyx stockholders face a critical decision on Wednesday over whether to approve or reject your proposed merger with Accelrys.  Since you announced the transaction with Accelrys in April, we have sought in earnest to offer a superior alternative to the merger with Accelrys.  At each turn, we have taken measures to address the concerns you have expressed about our bid in terms of both certainty and value.  We have done all this despite the very difficult conditions that your process has required we work under.

As you know, we have long been familiar with Symyx’ business, and in particular with the MDL assets you purchased in 2007.  As recently as last summer, we made a detailed evaluation of Symyx and its prospects when we worked with you to evaluate a strategic combination of our businesses.  Simply put, given the short timelines we were asked to work under given your process, our offer of $5.75 – which represents a premium to both your trading price and the implied value of the Accelrys merger – represents what we believe is a full and fair price for the Symyx business.

Our June 23, 2010 offer established that Symyx stockholders have two equally certain transactions to choose from.  What is left for Symyx stockholders is the choice as to which one provides greater expected value.

On the one hand, Symyx stockholders face the prospect of long-term exposure to business and market risk in owning Accelrys stock before they would ever have the opportunity to realize value in excess of our all-cash premium offer.  Operationally, we believe the combined company faces myriad product and organizational challenges to realize any material synergies from the transaction.  Any unforeseen adverse developments in the combined company’s business or the markets in which it would compete, or any totally unrelated downturn in the financial markets would pose substantial obstacles to realization of value in excess of the price we are offering.

On the other hand, our immediate, all-cash offer represents a 29% premium over the price of Symyx stock prior to the announcement of the Accelrys transaction, and an 8% premium over the implied value of the Accelrys transaction based on the closing price on Friday, June 25.  Our offer eliminates the downside risk to Symyx stockholders of a highly speculative investment in the combined company.

To ensure that Symyx stockholders still have two equally certain alternatives, we have modified our merger agreement so that it no longer requires that you recommend Symyx stockholders vote against the Accelrys merger as a condition to entering into the enclosed merger agreement.  Provided you hold the Symyx special stockholder meeting as planned on June 30, 2010 at 10 a.m., with no postponements or adjournments, and take a definitive vote on the Accelrys transaction, you may accept our offer at any time thereafter and prior to 5:00 p.m., California time, on Friday, July 2, 2010.

Once the Accelrys merger agreement is terminated as described above, you need only countersign and return the enclosed merger agreement, and we will be under binding contract.

This represents our best and final offer.  We plan to vote our shares of Symyx stock in person, and look forward to the special meeting of stockholders on Wednesday.

Best regards,

CERTARA CORPORATION

/s/ Jim Hopkins

Jim Hopkins

CEO, Authorized Signatory